Appendix B

                                      Innovo Group Inc. 1997 Stock Option Plan

                                                  Table of Contents
                                                                            PAGE
ARTICLE I GENERAL                                                              1

         1.1  Purpose                                                          1
         1.2  Administration                                                   1
         1.3  Persons Eligible for Awards                                      1
         1.4  Types of Awards Under Plan                                       2
         1.5  Shares Available for Awards                                      2
         1.6  Definitions of Certain Terms                                     3

ARTICLE II STOCK OPTIONS; STOCK APPRECIATION RIGHTS                            3

         2.1  Grant of Stock Options                                           3
         2.2  Grant of Stock Appreciation Rights                               4
         2.3  Agreements Evidencing Stock Options and Stock
                  Appreciation Rights                                          5
         2.4  Exercise of Related Stock Appreciation Right Reduces
                  Shares Subject to Option                                     6
         2.5  Exercisability of Options and Stock
                  Appreciation Rights                                          6
         2.6  Payment of Option Price                                          7
         2.7  Periods of Employment                                            7
         2.8  Special ISO Requirements                                         7

ARTICLE III MISCELLANEOUS                                                      8

         3.1  Amendment of the Plan; Modification of Awards                    8
         3.2  Restrictions                                                     9
         3.3  Nontransferability                                               9
         3.4  Withholding Taxes                                               10
         3.5  Adjustments Upon Changes in Capitalization                      10
         3.6  Right of Discharge Reserved                                     11
         3.7  No Rights as a Stockholder                                      11
         3.8  Nature of Payments                                              11
         3.9  Non-Uniform Determinations                                      12
         3.10     Other Payments or Awards                                    12
         3.11     Reorganization                                              12
         3.12     Section Headings                                            13
         3.13     Effective Date and Term of Plan                             13
         3.14     Governing Law                                               13

                                                  Innovo Group Inc.
                                               1997 Stock Option Plan

                                                      Article I

                                                       General

         1.1 Purpose. The purpose of this Innovo Group Inc. 1997 Stock Option Plan (the "1997 Plan") is to provide for the officers, certain directors, key employees and consultants of Innovo Group Inc. (the "Company") and certain of its Affiliates an incentive to maintain and enhance the long-term performance and profitability of the Company.

         1.2 Administration.

         (a) The 1997 Plan shall be administered by a committee (the "Committee") appointed by the Board of Directors of the Company (the "Board"), which committee shall consist of two or more directors, each of whom is a "disinterested person" within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934 or any successor rule thereto ("Rule 16b-3"). The members of the Committee shall be appointed by, and may be changed at any time and from time to time in the discretion of, the Board.

         (b) The Committee shall have the authority (i) to exercise all of the powers granted to it under the 1997 Plan, (ii) to construe, interpret and implement the 1997 Plan and any Plan agreements executed pursuant to section 2.3, (iii) to prescribe, amend and rescind rules and regulations relating to the 1997 Plan, (iv) to make all determinations necessary or advisable in administering the 1997 Plan, and (v) to correct any defect, supply any omission and reconcile any inconsistency in the 1997 Plan.

         (c) The determination of the Committee on all matters relating to the 1997 Plan or any Plan agreement shall be conclusive.

         (d) No member of the Committee shall be liable for any action or determination made in good faith with respect to the 1997 Plan or any award hereunder.

         1.3 Persons Eligible for Awards. Awards under the 1997 Plan may be made to such officers, directors and executive, managerial, professional or other employees and consultants ("key personnel") of the Company or its Affiliates, as the Committee shall in its sole discretion select.

         1.4  Types of Awards Under Plan.

         (a) Awards may be made under the 1997 Plan in the form of (i) stock options ("options"), (ii) stock appreciation rights related to an option ("related stock appreciation rights"), and (iii) stock appreciation rights not related to any option ("unrelated stock appreciation rights"), all as more fully set forth in Article II.

         (b) Options granted under the 1997 Plan may be either (i) "nonqualified" stock options subject to the provisions of section 83 of the Internal Revenue Code of 1986, as amended (the "Code") or (ii) options intended to qualify for incentive stock option treatment described in Code section 422.

         (c) All options when granted are intended to be nonqualified stock options, unless the applicable Plan agreement explicitly states that an option is intended to be an incentive stock option. If an option is granted with the stated intent that it be an incentive stock option, and if for any reason such option (or any portion thereof) shall not qualify as an incentive stock option, then, to the extent of such nonqualification, such option (or portion) shall be regarded as a nonqualified stock option appropriately granted under the 1997 Plan provided that such option (or portion) otherwise satisfies the terms and conditions of the 1997 Plan relating to nonqualified stock options generally.

         1.5  Shares Available for Awards.

         (a) Subject to section 3.5 (relating to adjustments upon changes in capitalization), as of any date the total number of shares of Common Stock with respect to which options and unrelated stock appreciation rights may be granted under the 1997 Plan shall be equal to the excess (if any) of (i) Five million (5,000,000) shares, over (ii) the sum of (A) the number of shares subject to outstanding options and outstanding unrelated stock appreciation rights granted under the 1997 Plan, (B) the number of shares previously transferred pursuant to the exercise of options granted under the 1997 Plan, and (C) the number of shares in respect of which stock appreciation rights granted under the 1997 Plan shall have previously been exercised. In accordance with (and without limitation upon the preceding sentence, shares of Common Stock covered by options or unrelated stock appreciation rights granted under the 1997 Plan which expire or terminate for any reason whatsoever shall again become available for awards under the 1997 Plan.

         (b) Shares of stock that shall be transferable pursuant to the exercise of options or stock appreciation rights granted under the 1997 Plan shall be authorized and unissued or treasury shares of Common Stock.

         (c) Without limiting the generality of the preceding provisions of this section 1.5, the Committee may, but solely with the grantee's consent, agree to cancel any award of options and/or stock appreciation rights under the 1997 Plan and issue a new award in substitution therefor, provided that the substituted award satisfies all applicable Plan requirements as of the date such new award is made.

         1.6  Definitions of Certain Terms.

         (a) The term "Affiliate" as used herein means any person or entity which, at the time of reference, directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

         (b) The term "Common Stock" as used herein means the shares of common stock of the Company as constituted on the effective date of the 1997 Plan, and any other shares into which such common stock shall thereafter be changed by reason of a recapitalization, merger, consolidation, split-up, combination, exchange of shares or the like.

         (c) The term "fair market value" as used herein as of any date and in respect of any share of Common Stock means the fair market value of a share of Common Stock on such date, as determined by the Committee in its sole discretion. In no event shall the fair market value of any share be less than its par value.

                                                      Article 2

                                                   Stock Options;
                                              Stock Appreciation Rights

         2.1 Grant of Stock Options. The Committee may grant options under the 1997 Plan to purchase shares of Common Stock to such key personnel, and in such amounts and subject to such terms and conditions, as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of this Plan.

         2.2  Grant of Stock Appreciation Rights.

         (a) The Committee may grant a related stock appreciation right in connection with all or any part of an option granted under the 1997 Plan, either at the time the related option is granted or any time thereafter prior to the exercise, termination or cancellation of such option, and subject to such terms and conditions as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the 1997 Plan. The grantee of a related stock appreciation right shall, subject to the terms and conditions of the 1997 Plan and the applicable Plan agreement, have the right to surrender to the Company for cancellation all or a portion of the related option granted under the 1997 Plan, but only to the extent that such option is then exercisable, and to be paid therefor an amount equal to the excess (if any) of
(i) the aggregate fair market value of the shares of Common Stock subject to the option or portion thereof surrendered (determined as of the date of exercise of such stock appreciation right), over (ii) the aggregate appreciation base (determined pursuant to section 2.3(d)) of the shares of Common Stock subject to the stock appreciation right or portion thereof surrendered.

         (b) The Committee may grant an unrelated stock appreciation right to such key personnel, and in such amount and subject to such terms and conditions, as the Committee shall from time to time determine in its sole discretion, subject to the terms and provisions of the 1997 Plan. The grantee of an unrelated stock appreciation right shall, subject to the terms and conditions of the 1997 Plan and the applicable Plan agreement, have the right to surrender to the Company for cancellation all or a portion of such stock appreciation right, but only to the extent that such stock appreciation right is then exercisable, and to be paid therefor an amount equal to the excess (if any) of
(i) the aggregate fair market value of the shares of Common Stock subject to the stock appreciation right or portion thereof surrendered (determined as of the date of exercise of such stock appreciation right), over (ii) the aggregate appreciation base (determined pursuant to section 2.3(d)) of the shares of Common Stock subject to the stock appreciation right or portion thereof surrendered.

         (c) Payment due upon exercise of a stock appreciation right shall be made (i) in cash, (ii) in Common Stock (valued at the fair market value thereof as of the date of exercise), or (iii) partly in cash and partly in Common Stock (valued at the fair market value thereof as of the date of exercise), all as determined by the Committee in its sole discretion. If the Committee shall determine to make all of such payments in Common Stock, no fractional shares shall be issued and no payments shall be made in lieu of fractional shares.

         2.3  Agreements Evidencing Stock Options and Stock Appreciation Rights.

         (a) Options and stock appreciation rights granted under the 1997 Plan shall be evidenced by written agreements ("Plan agreements") which shall not be inconsistent with the terms and provisions of the 1997 Plan, and which shall contain such provisions as the Committee may in its sole discretion deem necessary or desirable.

         (b) Each Plan agreement with respect to the granting of an option or an unrelated stock appreciation right shall set forth the number of shares of Common Stock subject to the option or unrelated stock appreciation right granted thereby. Each Plan agreement with respect to the granting of a related stock appreciation right shall set forth the number of shares of Common Stock subject to the related option which shall also be subject to the related stock appreciation right granted thereby.

         (c) Each Plan agreement with respect to the granting of an option shall set forth the amount (the "option exercise price") payable by the grantee to the Company upon exercise of the option evidenced thereby. The option exercise price per share shall in no event be less than 100% of the fair market value of a share of Common Stock on the date the option is granted.

         (d) Each Plan agreement with respect to a stock appreciation right shall set forth the amount (the "appreciation base") over which appreciation will be measured upon exercise of the stock appreciation right evidenced
thereby.   The appreciation base per share of Common Stock subject to a stock appreciation right shall in no event be less than (i) in the case of an unrelated stock appreciation right, 100% of the fair market value of a share of Common Stock on the date the stock appreciation right is granted, or (ii) in the case of a related stock appreciation right, 100% of the fair market value of a share of Common Stock on the date the related option was granted.

         2.4 Exercise of Related Stock Appreciation Right Reduces Shares Subject to Option. Upon any exercise of a related stock appreciation right or any portion thereof, the number of shares of Common Stock subject to the related option shall be reduced by the number of shares of Common Stock in respect of which such stock appreciation right shall have been exercised.

         2.5 Exercisability of Options and Stock Appreciation Rights. Subject to the other provisions of this Plan:

         (a) Each Plan agreement with respect to an option or stock appreciation right shall set forth the period during which and the conditions subject to which the option or stock appreciation right evidenced thereby shall be exercisable, such periods and conditions to be determined by the Committee in its discretion.

         (b) Notwithstanding the foregoing or any other provision of the Plan, no Plan agreement shall permit an option or stock appreciation right to be exercisable more than 10 years after the date of grant.

         (c) Subject to any restrictions imposed by the applicable Plan agreement, a related stock appreciation right shall be exercisable at any time during the period that the related option may be exercised.

         (d) Unless the applicable Plan agreement otherwise provides, an option or stock appreciation right granted under the Plan may be exercised from time to time as to all or part of the shares as to which such option or stock appreciation right shall then be exercisable.

         (e) An option or stock appreciation right shall be exercisable by the filing of a written notice of exercise with the Company, on such form and in such manner as the Committee shall in its sole discretion prescribe.

         2.6 Payment of Option Price. Any written notice of exercise of an option shall be accompanied by payment of the full purchase price for the shares being purchased. Such payment shall be made in any combination of the foregoing: (i) by certified or official bank check payable to the Company
(or the equivalent thereof acceptable to the Committee); (ii) with the consent of the Committee in its sole discretion, by delivery of the Optionee's promissory note, upon such terms and conditions as the Committee may prescribe; and/or (iii) if so provided in the applicable Plan agreement, by delivery of previously acquired shares of Common Stock having a fair market value (determined as of the date such option is exercised) equal to the portion of the option exercise price being paid thereby. As soon as practicable after receipt of such payment, the Company shall, subject to the provisions of section 3.2, deliver to the grantee a certificate or certificates for the shares of Common Stock so purchased.

         2.7  Periods of Employment.

         (a) Except as the 1997 Plan agreement may otherwise provide, all of a grantee's outstanding awards shall terminate upon his termination of employment for any reason (including death).

         (b) Subject to any limitations imposed by the applicable Plan agreement, references herein to an individual's employment shall include all periods during which such individual serves as a director of or consultant to the Company or any Affiliate but is not otherwise a common law employee. An individual shall be deemed to have terminated employment when he completely ceases to be employed (including employment within the meaning of the preceding sentence) by the Company and all of its Affiliates. The Committee may in its discretion determine (i) whether any leave of absence constitutes a termination of employment within the meaning of the 1997 Plan and (ii) the impact, if any, of any such leave of absence on awards under the 1997 Plan theretofore made to a grantee who takes such leave of absence.

         2.8 Special ISO Requirements. If an option granted under the 1997 Plan is intended to be an incentive stock option, and if the grantee, at the time of grant, owns stock possessing 10 percent or more of the total combined voting power of all classes of stock of the employer corporation or of its parent or subsidiary corporation (within the meaning of Code section 424), then (i) the option exercise price per share shall in no event be less than 110% of the fair market value of the Common Stock on the date of such grant and (ii) such option shall not be exercisable after the expiration of the five years after the date such option is granted.

                                                      Article 3

                                                    Miscellaneous

         3.1  Amendment of the 1997 Plan; Modification of Awards.

         (a) The Board may, without stockholder approval, at any time and from time to time suspend or discontinue the 1997 Plan or revise or amend it in any respect whatsoever, except that no such amendment shall impair any rights under any award theretofore made under the 1997 Plan without the consent of the person to whom such award was made. Furthermore, except as and to the extent otherwise permitted by section 3.5 or 3.11, no such amendment shall, without stockholder approval:

         (i) materially increase the benefits accruing to grantees under the 1997 Plan;

         (ii) materially increase, beyond the amounts set forth in section 1.5, the number of shares of Common Stock in respect of which options and unrelated stock appreciation rights may be issued under the 1997 Plan;

         (iii) materially modify the designation in section 1.3 of the class of persons eligible to receive awards under the 1997 Plan;

         (iv) provide for the grant of stock options or stock appreciation rights having an option exercise price or appreciation base per share of Common Stock less than 100% of the fair market value of a share of Common Stock on the date of grant;

         (v) permit a stock option or unrelated stock appreciation right to be exercisable more than 10 years after the date of grant; or

         (vi)  extend the term of the 1997 Plan beyond the period set forth in section 3.13.

         (b) With the consent of the grantee and subject to the terms and conditions of the 1997 Plan (including section 3.1 (a)), the Committee may amend outstanding Plan agreements with such grantee, including, without limitation, any amendment which would (i) accelerate the time or times at which an award may be exercised and/or (ii) extend the scheduled expiration date of the award.

         3.2  Restrictions.

         (a) If the Committee shall at any time determine that any Consent (as hereinafter defined) is necessary or desirable as a condition of, or in connection with, the granting of any award under the 1997 Plan, the issuance or purchase of shares or other rights hereunder or the taking of any other action hereunder (each such action being hereinafter referred to as a "Plan Action"), then such Plan Action shall not be taken, in whole or in part, unless and until such Consent shall have been effected or obtained to the full satisfaction of the Committee. Without limiting the generality of the foregoing, in the event that (i) the Committee shall be entitled under the Plan to make any payment in cash, Common Stock or both, and (ii) the Committee shall determine that Consent is necessary or desirable as a condition of, or in connection with, payment in any one or more of such forms, then the Committee shall be entitled to determine not to make any payment whatsoever until such Consent shall have been obtained in the manner aforesaid.

         (b) The term "Consent" as used herein with respect to any Plan Action means (i) any and all listings, registrations or qualifications in respect thereof upon any securities exchange or under any federal, state or local law, rule or regulation, (ii) any and all written agreements and representations by the grantee with respect to the disposition of shares, or with respect to any other matter, which the Committee shall deem necessary or desirable to comply with the terms of any such listing, registration or qualification or to obtain an exemption from the requirement that any such listing, qualification or registration be made and (iii) any and all consents, clearances and approvals in respect of a Plan Action by any governmental or other regulatory bodies.

         3.3 Nontransferability. No right granted to any grantee under the 1997 Plan or under any Plan agreement shall be assignable or transferable by the grantee other than by will or by the laws of descent and distribution. During the lifetime of the grantee, all rights granted to the grantee under the Plan or under any Plan agreement shall be exercisable only by him.

         3.4  Withholding Taxes.

         (a) Whenever under the 1997 Plan shares of Common Stock are to be delivered upon exercise of an option or stock appreciation right, the Company shall be entitled to require as a condition of delivery that the grantee remit an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto. Whenever under the 1997 Plan cash is to be paid upon exercise of a stock appreciation right (whether upon the simultaneous exercise of an option or otherwise), the Company shall be entitled to deduct therefrom an amount sufficient to satisfy all federal, state and other governmental withholding tax requirements related thereto or to the delivery of any shares of Common Stock under the 1997 Plan.

         (b) The Committee may in its sole discretion permit a grantee to satisfy, in whole or in part, the foregoing withholding requirements by delivery of shares of Common Stock owned by the grantee for at least six months (or such shorter or longer period as the Committee may approve or require) having a fair market value (determined as of the date of such delivery by the grantee) equal to all or part of the amount to be so withheld. Without limiting the generality of the foregoing: (i) the Committee may require, as a condition of accepting any such delivery of shares of Common Stock, that the grantee furnish to the Company an opinion of counsel to the effect that such delivery would not result in the grantee incurring any liability under Rule 16b; and (ii) the Committee may permit any such delivery to be made by withholding shares of Common Stock from the shares otherwise issuable pursuant to the exercise of the award(s) giving rise to the tax withholding obligation (in which event the date of delivery shall be deemed the date the award(s) was exercised).

         3.5 Adjustments Upon Changes in Capitalization. If and to the extent specified by the Committee, the number of shares of Common Stock which may be transferred pursuant to options under the 1997 Plan, the number of shares of Common Stock subject to options and unrelated stock appreciation rights theretofore granted under the 1997 Plan, and the option exercise price and appreciation base of options and stock appreciation rights theretofore granted under the 1997 Plan may be appropriately adjusted (as the Committee may determine) for any increase or decrease in the number of issued shares of Common Stock resulting from the subdivision or combination of shares of Common Stock or other capital adjustments, or the payment of a stock dividend after the effective date of this Plan, or other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company; provided, however, that any options to purchase or unrelated stock appreciation rights covering fractional shares of Common Stock resulting from any such adjustment shall be eliminated, and provided further, that each incentive stock option granted under the 1997 Plan shall not be adjusted in a manner that causes such option to fail to continue to qualify as an "incentive stock option" within the meaning of Code section 422. Adjustments under this Section shall be made by the Committee, whose determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

         3.6 Right of Discharge Reserved. Nothing in the 1997 Plan or in any Plan agreement shall confer upon any officer, director, employee or other person the right to continue in the employment or service of the Company or any of its Affiliates or affect any right which the Company or any of its Affiliates may have to terminate the employment or service of such officer, director, employee or other person.

         3.7 No Rights as a Stockholder. No grantee or other person exercising an option or stock appreciation right shall have any of the rights of a stockholder of the Company with respect to shares subject to an option or shares deliverable upon exercise of a stock appreciation right until the issuance of a stock certificate to him for such shares. Except as otherwise provided in section 3.5, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

         3.8  Nature of Payments.

         (a) Any and all payments of shares of Common Stock or cash hereunder shall be granted, transferred or paid in consideration of services performed for the Company or for its Affiliates by the grantee.

         (b) All such grants, issuances and payments shall constitute a special incentive payment to the grantee and shall not, unless otherwise determined by the Committee, be taken into account in computing the amount of salary or compensation of the grantee for the purposes of determining any pension, retirement, death or other benefits under (i) any pension, retirement, life insurance or other benefit plan of the Company or any Affiliate or (ii) any agreement between the Company or any Affiliate, on the one hand, and the grantee on the other hand.

         3.9 Non-Uniform Determinations. The Committee's determinations under the 1997 Plan need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, awards under the 1997 Plan (whether or not such persons are similarly situated). Without limiting the generality of the foregoing, the Committee shall be entitled, among other things to make non-uniform and selective determinations, and to enter into non-uniform and selective Plan agreements, as to (i) the persons to receive awards under the 1997 Plan, (ii) the terms and provisions of awards under the 1997 Plan, (iii) the exercise by the Committee of its discretion in respect of the exercise of stock appreciation rights pursuant to the terms of the 1997 Plan, and (iv) the treatment of leaves of absence pursuant to section 2.7(b).

         3.10 Other Payments or Awards. Nothing contained in the 1997 Plan shall be deemed in any way to limit or restrict the Company, any Affiliate or the Committee from making any award or payment to any person under any other plan, arrangement or understanding, whether now existing or hereafter in effect.

         3.11  Reorganization.

         (a) In the event that the Company is merged or consolidated with another corporation and, whether or not the Company shall be the surviving corporation, there shall be any change in the shares of Common Stock by reason of such merger or consolidation, or in the event that all or substantially all of the assets of the Company are acquired by another person, or in the event of a reorganization or liquidation of the Company (each such event being hereinafter referred to as a "Reorganization Event") or in the event that the Board shall propose that the Company enter into a Reorganization Event, then the Committee may in its discretion take any or all of the following actions:

         (i) by written notice to each grantee, provide that his options and/or stock appreciation rights will be terminated unless exercised within 30 days (or such longer period as the Committee shall determine in its sole discretion) after the date of such notice (without acceleration of the exercisability of such awards); and/or

         (ii) advance the dates upon which any or all outstanding options and/ or stock appreciation rights shall be exercisable.

         (b) Whenever deemed appropriate by the Committee, any action referred to in section 3.11(a) may be made conditional upon the consummation of the applicable Reorganization Event.

         3.12 Section Headings. The section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said sections.

         3.13  Effective Date and Term of Plan.

         (a) This Plan shall be deemed adopted and become effective upon the approval thereof by the Board; provided that, notwithstanding any other provision of this Plan, no award made under the 1997 Plan shall be exercisable unless the 1997 Plan is approved, directly or indirectly, by (i) the express consent of stockholders holding at least a majority of the Company's voting stock voting in person or by proxy at a duly held stockholders' meeting, or (ii) the unanimous written consent of the stockholders of the Company, within 12 months before or after the date the 1997 Plan is adopted.

         (b) The 1997 Plan shall terminate 10 years after the earlier of the date on which it becomes effective or the date on which it is approved by shareholders, and no awards shall thereafter be made under the 1997 Plan. Notwithstanding the foregoing, all awards made under the 1997 Plan prior to such termination date shall remain in effect until such awards have been satisfied or terminated in accordance with the terms and provisions of the 1997 Plan.

         3.14 Governing Law. This 1997 Plan shall be governed by the laws of the State of Tennessee applicable to agreements made and to be performed entirely within such State.